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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Cache, Inc.:

        We consent to the use of our report dated February 5, 2003, with respect to the consolidated balance sheets of Cache, Inc. as of December 28, 2002 and December 29, 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 28, 2002, and the related financial statement schedule, which report appears in the July 8, 2003, Registration Statement on Form S-2 (No. 333-96717) of Cache, Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus

KPMG LLP

New York, New York
July 8, 2003

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Independent Auditors' Consent